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                                                                   EXHIBIT 4.1


                     1994 NON-EMPLOYEE DIRECTORS STOCK PLAN
                                      OF
                           MORTON INTERNATIONAL, INC.


    1. PURPOSE. The purpose of the 1994 Non-Employee Directors Stock Plan (the "Plan") is to provide additional compensation to non-employee directors of Morton International, Inc. (the "Company"), that will further link such directors' interests with those of Company shareholders.

    2. PARTICIPANTS. Participants in the Plan shall consist of directors of the Company who are not employees of the Company or any of its subsidiaries. The term "subsidiary" means a corporation more than 50% of the voting stock of which is owned directly or indirectly by the Company.

    3. RESERVATION OF SHARES. There shall be reserved for issuance under the Plan an aggregate of 100,000 shares of Common Stock of the Company ("Common Stock"), subject to adjustment as set forth in Section 8 below. Common Stock issued under the Plan may be authorized and unissued shares, shares held in treasury or any combination thereof.

    4. ADMINISTRATION. The Plan shall be administered by the Nominating & Organization Committee of the Board of Directors of the Company or such other committee of the Board as may be appointed by the Board consisting of not less than three members of the Board (the "Committee"). The Committee shall have authority to interpret the Plan and adopt, amend and rescind rules relating to the administration of the Plan. All such interpretations and rules shall be conclusive and binding on all persons.

    5. EFFECTIVE DATE. The Plan shall be submitted for approval at the Company's Annual Meeting of Shareholders to be held on October 27, 1994, or any adjournment thereof, and, if approved by the shareholders, shall be deemed to have become effective on the date of such approval.

    6. SHARE AWARDS. For each fiscal year beginning with the fiscal year which commenced July 1, 1994, each non-employee director of the Company who is elected a director at the Annual Meeting of Shareholders during such fiscal year or who is continuing as a director as of the Annual Meeting for such year shall receive an award of 500 shares of Common Stock effective as of the conclusion of such Annual Meeting. A participant shall not be required to make any payment for any shares of Common Stock issued under the Plan. Subject to
Section 7, participant shall have full beneficial ownership of, and rights and privileges of a shareholder as to, awarded shares, including the right to vote and the right to receive dividends.

    7. TRANSFER RESTRICTION. No shares of Common Stock received by a participant under the Plan may be sold, assigned, transferred, pledged or otherwise encumbered or disposed of for a period of six months after receipt of such shares, except in the case of the death or disability of such participant prior to the expiration of such six-month period.

    8. ADJUSTMENTS. In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations, the number and class of shares to be issued under the Plan shall be appropriately adjusted by the Committee so that future awards under the Plan will continue to bear the same proportionate relationship to the Company's other equity capital.


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    9.  GOVERNMENT AND OTHER REGULATIONS.  The obligation of the Company to deliver shares of Common Stock under the Plan shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act of 1933, as amended, as deemed necessary or appropriate by counsel for the Company, and (ii) the condition that such shares shall have been duly listed on the New York Stock Exchange.

    10. AMENDMENT AND TERMINATION. The Plan may be amended by the Board of Directors in any respect, PROVIDED that, without shareholder approval, no amendment shall (i) materially increase the maximum number of shares of Common Stock available for issuance under the Plan, (ii) materially increase the benefits accruing to participants under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, and PROVIDED, FURTHER, that the Plan may not be amended more than once every six months except to comport with changes in the Internal Revenue Code of 1986, as amended, or the rules thereunder. The Plan may also be terminated at any time by the Board of Directors.

    11. NO RIGHT TO CONTINUE AS DIRECTOR. Nothing contained in this Plan shall be deemed to confer upon any person any right to continue as a director of or to be associated in any other way with the Company.

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